EXHIBIT 99.2

On October 22, 2003, inTEST Corporation held a webcast conference call to review its third quarter 2003 results and discuss management's expectations for the fourth quarter of 2003 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Conference Coordinator:

Welcome ladies and gentlemen to the inTEST Corporation third quarter earnings conference call. At this time all participants have been placed on a listen only mode and the floor will be open for questions following the presentation. If at any point of the presentation you would like to register yourself on the question queue please press the numbers 1 followed by 4 on your telephone keypads. Also ladies and gentlemen this conference call will be available on digital replay. You may dial the 973-341-3080 dial in number with the PIN of 4224238. Also this conference call will be available at the company's web site at www.intest.com. Again that web site is www.intest.com. It is now my pleasure to send the floor over to your host David Pasquale. Sir the floor is yours.

David Pasquale:

Thank you. Good afternoon and welcome to today's call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the third quarter. He will then review inTEST detailed financial results and guidance. He will then have time for any questions. If you have not yet received a copy of today's results release, please call Moon Lee of The Ruth Group at 646-536-7001 where you can get a copy off of inTEST's web site.

Before we begin the formal remarks, the company's attorneys advise that this conference call contain statements about future events in expectation which are forward looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward looking statement.

Actual results may differ materially depending on a number of risk factors including but not limited to the following: changes in business conditions in the economy, changes in the demand for semi-conductors generally, changes in the rates of and timing of capital expenditures by semi-conductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time in our SEC filings, including but not limited to our period reports on form 10K and form 10Q. The company undertakes no obligation updates of information in this conference call to reflect events or circumstances after the day here or reflect the occurrence of anticipated or unanticipated events.

At this time I would now like to turn this call over to Bob Matthiessen. Please go ahead sir.

Robert Matthiessen:

Thanks David and welcome everyone to today's call. This was another positive quarter for us based on revenue growth and customer order activity.

For the third quarter our results came in as expected for the most part. Revenues were up 13% to $12.7 million from $11.3 million in the prior quarter. This follows a 23% sequential gain we reported in the second quarter over the first quarter. Our net loss for the third quarter was $2.8 million or 33 cents per share compared to a net loss of $643,000 or 8 cents per share in the second quarter.

As noted in the release the higher net loss was primarily attributable to two items. First we had to increase our warranty reserve by $808,000 during the third quarter compared to $245,000 for the second quarter. Our normal recurring obsolescence reserve is in the range of $200,000 to $300,000 per quarter. Of the amount accrued in the third quarter for warranty reserve, $500,000 related to a product retrofit for one customer. This retrofit was driven by a component failure in the field as well as by product improvements we have since developed. inTEST has always provided strong after sales support to its customers to address any product usage issues.

Secondly, the higher net loss reflects a reported valuation allowance of $2.0 million against net deferred tax assets. This is in accordance with FAS 109 which we will go into in more detail in a few minutes.

Overall we are pleased with the trends we are seeing in our business and in the industry. We are starting to gain more confidence that the order pick up we are seeing has the ability to become a sustained term. Customer forecasts are starting to have a higher correlation with actual orders which means that they are seeing the same up text as we are.

With that said, our bookings level increased so significantly in the third quarter that we are taking a cautious stance. Realistically with bookings up 21% in the third quarter to $15.2 million from $12.6 million in the second quarter, we believe some of the orders may have been pulled in from the fourth quarter.

We have no indication either way at this point, but based on our experience from running this business for more than 20 years and the wild gyrations we have witnessed during the most recent down turn, we think it's only wise to be cautious. If it turns out that orders were pulled in from the fourth quarter, we could see a sequential decline in the bookings in the fourth quarter in the range of 10% - 15%. But the important point is that we would not foresee any decline as indicative of momentum in our business. We believe the decline would be a one quarter event with our business than resuming the growth we have seen recently.

In terms of color on the quarter, we continue to benefit from orders that were put on hold several quarters back in the down term and new orders related to higher utilization rates across the industry. There are also numerous new initiatives under way without source test companies moving additional assets into China and bolstering operations in Taiwan. We expect this trend will continue going forward and we expect our revenues will increase accordingly. Lastly, we continue to see a lot of activity on the new technology front which is driving business with some of our largest customers. We believe we are still early in this upgrade cycle and see it continuing well into 2004.

From a geographic standpoint our bookings have been primarily from the US and Europe, similar to prior quarters. However, a substantial portion of our US sales end up in South East Asia. We have not seen any improvement in our Japanese business to-date. I would also note that our bookings have been a mix of end users and OEM's.

Let me now turn the call over to Hugh to go through the detailed financials and guidance.

Hugh Regan, Jr.:

Thanks, Bob.

First I will review the income statement. Net revenues for the third quarter were $12.7 million up $1.4 million or 13% from the $11.3 million we reported in the second quarter. In the third quarter, end user net revenue was $5.8 million or 46% of net revenue compared with $7.2 million or 64% of net revenues in the first quarter. OEM net revenue with $6.9 million or 54% of net revenues in the third quarter compared with $4.1 million or 36% of net revenues in the second quarter.

I will now provide a breakdown of net revenues by product segment. Net revenues for the manipulator and docking hardware segment were 5.7 million or 45% of net revenues in the third quarter compared with 5.6 million or 50% of net revenues in the second quarter. Our temperature management segment had net revenues of 3.8 million or 30% of net revenues in the third quarter compared with 4.2 million or 37% of net revenues in the second quarter. Finally, our tester interface segment reported net revenues of 3.2 million or 25% of net revenues in the third quarter compared with 1.5 million or 13% of net revenues in the second quarter.

I will now discuss the company's gross margin for the quarter. Company's overall gross margin for the quarter ended September 30, 2003 is $5.5 million or 43% compared to $4.5 million or 39.7% in the second quarter. The improvement in the company's gross margin was primarily a result of the increase in revenues and better absorption of fixed manufacturing costs as well as the more favorable product mix. The components of gross margin for the third quarter, material costs represented $4.4 million or 34.9% of net revenues compared with a $4 million or 35.4% figure in the second quarter. Inventory obsolescence expense was $96,000 or 0.7% of net revenues in the third quarter compared with $104,000 or 0.9% in the second quarter. The company's direct labor costs were 438 thousand or 3.4% of net revenues in the third quarter compared with 390 thousand or 3.5% in the second quarter. Operations expense was $2.3 million or 18% of net revenues in the third quarter compared to $2.3 million or 20.5% of net revenues in the second quarter.

I will now review gross margin by product segment. The positioner and docking hardware segment had a gross margin of $2.8 million or 44.8% of net revenues in the third quarter compared to a gross margin of $2 million or 38.3% in the second quarter. The temperature management segment had a gross margin of $2.3 million or 51.2% of net revenues in the third quarter compared to a gross margin of $1.9 million or 54.6% in the second quarter. And finally our tester interface segment had a gross margin of $2.2 million or 58% of net revenues in the third quarter compared with $588,000 or 53.4% in the second quarter.

I will now discuss the breakdown of operating expenses for the quarter. Selling expense for the third quarter was $3 million or 23% of net revenue compared with $2.3 million or 20% of net revenue in the second quarter, an increase of $696,000 or 31%. The increase in selling expense is primarily attributable to the increase in warranty reserve previously discussed by Bob. In addition there were increases in travel, advertising and freight costs. Offsetting these increases was a reduction in sales commission expense during the quarter.

Engineering and product development expense was $1.7 million or 13% of net revenues for the third quarter compared to $1.5 million or 13% of net revenues in the second quarter, an increase of $241,000 or 16%. The increase is attributable to increased spending on product development materials and third party development consultants as well as travel.

General and administrative expense was $1.5 million or 12% of net revenue in the third quarter compared to $1.5 million or 14% of net revenue in the second quarter, basically no change.

Other income was $29,000 in the third quarter compared to $62,000 in the second quarter. The decline in other income was due to foreign exchange transaction losses in the third quarter compared to foreign currency transaction gains in the second quarter as well as reductions in royalty income.

Company pre-tax loss was $665,000 or 8 cents per diluted share for the third quarter compared to a pre-tax loss of $745,000 or 9 cents per diluted share in the second quarter. We recorded a $2.0 million valuation allowance in the third quarter, excuse me, we recorded a $2.1 million in income tax expense in the third quarter compared to recording an income tax benefit of $102,000 in the second quarter. Our effective tax rate for the third quarter was 318% compared to14% in the second quarter. During the third quarter, as required under FAS 109 we recorded a valuation allowance of $2.0 million against our net deferred tax asset due to cumulative losses that the company has generated in recent years. As a result, the net loss for the third quarter was $2.8 million or 33 cents per diluted share compared to a net loss of $643,000 or 8 cents per diluted share in the second quarter. Average shares outstanding in both the second and third quarters were 8.3 million.

I will now review the balance sheet. Cash and cash equivalent at the end of September were $5.6 million down $2.0 million from the $7.6 million at the end of June. The decrease in cash was due primarily to two factors: First, the growth and business activity during the quarter and the resulting additions to our inventory and second, growth in the average day's sales outstanding due to certain customers stretching payment terms from 30 - 60 days. Accounts receivable was $8.5 million at the end of September, up $2.2 million from the end of June due to increased business activity in the third quarter as well as the aforementioned increase in DSO's. Inventory increased to $7.2 million at September 30th from $6.2 million at the end of June. Current deferred tax assets were $-0- at the end of September due to the valuation allowance recorded during the quarter. Refundable domestic income taxes were $1.1 million at September 30th down from the $1.9 million at the end of June due to refunds received during the third quarter. The remaining $1.1 million in refunds due us is related to research and development credits filed for the last couple years, excuse me, filed last year related to prior years. We are currently undergoing an audit by the IRS related to these amended tax returns and expect to collect the full amounts filed for in the first half of 2004.

Total current assets stood at $23 million at the end of September compared to $23.2 million at the end of June. Net property, plant and equipment was $4.6 million at the end of the third quarter compared to $4.6 million at the end of June. Capital expenditures were $433,000 in the second quarter compared to $271,000 in, excuse me, capital expenditures were $433,000 in the third quarter, compared to $271,000 in the second quarter. Capital expenditures in the third quarter included $205,000 for demonstration equipment, $121,000 for new computer hardware and software purchased in connection with our new MRP system currently being installed and $100,000 for equipment for our machine shop operations in California. Good will and other intangible assets were unchanged at $1.6 million. So our assets were $29.9 million at September 30th compared with $31.3 million at the end of June. Accounts payable was $3.6 million at September 30th compared to $2.7 million at June 30th, and accrued expenses were $2.9 million at the end of the third quarter compared to $2.5 million at the end of June. Current liabilities totaled $6.8 million at September 30th compared to $5.4 million at June 30th. Finally stockholder's equity was $23 million at the end of September compared with $25.7 million at the end of June.

I will now discuss our bookings and backlogs. As Bob mentioned earlier, the company's bookings during the quarter were $15.2 million compared to $12.6 million in the second quarter an increase of $2.6 million or 21%. A breakdown of bookings by product segment: Positioner and docking hardware segment was $8.6 million or 57% of bookings in the third quarter compared to $6.4 million or 51% in the second quarter. Temperature management segment was $4.7 million or 31% of net bookings in the third quarter compared to $3.6 million or 29% of bookings in the second quarter. And finally, the tester interface segment was $1.9 million or 12% of bookings in the third quarter compared with $2.6 million or 20% of bookings in the second quarter. At September 30th the company's backlog was approximately $12.4 million, up $2.5 million from the $9.9 million at the end of June.

I will now provide our guidance for the fourth quarter. While we exited the quarter with a $12.4 million dollar backlog which gives us confidence in our outlook for the fourth quarter, we remain cautious given the still uncertain economic environment. Based upon customer forecast and business conditions, we expect revenues for the quarter ended December 31, 2003 will be in the range of $14 to $15 million, with pre-tax income in the range of breakeven to 6 cents per diluted share.

I will emphasize again that this is before recording any tax benefits. As a result of recording evaluation allowance against all net deferred tax assets as required under FAS 109 we will not be recording any income tax expense or benefit until we have several quarters of positive earnings. Several quarters ago we changed our guidance from the historical after tax guidance to the current pre-tax guidance as a result of the variability in the company's protective tax rate potentially over the next several quarters. We continue to expect that revenues for the full year of 2003 will increase over 2002.

That's it for my financial results at this time. We will now open up for Q & A.

Conference Coordinator:

Ladies and gentlemen the floor is now open for questions and comments. If you have a question or a comment, please press the numbers 1 followed by 4 on your telephone keypad. If your question has already been asked and you would like to remove yourself from the queue please press the pound key. Please note questions will be taken in the order in which they are received and we do ask that while you pose your question that you pick up your handset to provide optimum sound quality. Once again, to pose an audio question, please press the numbers 1 followed by 4 on your telephone keypads.

Once again ladies and gentlemen, to pose an audio question, please press the numbers 1 followed by 4 on your telephone keypad.

Once again ladies and gentlemen, to pose an audio question, please press the numbers 1 followed by 4 on your telephone keypad.

At this time we show no further audio questions, I would like to turn the floor back over the Bob Matthiessen for any closing comments.

Robert Matthiessen:

Thanks for joining us tonight folks and we hope to give you a great next quarter.

Hugh Regan:

Thank you very much. Have a good evening. Bye, bye.

Conference Coordinator:

Ladies and gentlemen we thank you for your participation in today's audio teleconference. You may disconnect your lines at this time and have a pleasant evening.